Pall Corporation Agrees to Be Acquired By Danaher Corporation for $127.20 per Share in Cash

Pall’s Unique Market Position Enhances Danaher’s Well-Established Capabilities in Life Sciences and Industrial

Transaction Reaffirms Strength of Pall’s Brand, Technical Expertise, Global Channel and Talented Workforce

PORT WASHINGTON, N.Y., May 13, 2015 - Pall Corporation (NYSE:PLL), a global leader in filtration, separation and purification technologies, today announced it has agreed to be acquired by Danaher Corporation (NYSE:DHR) for $127.20 per share in cash, or $13.8 billion including assumed debt and net of acquired cash.

The consideration represents approximately a 28 percent premium to Pall’s common stock over the closing price of $99.31 on May 11, 2015, the last trading day prior to initial media speculation around a possible transaction. The transaction is not subject to any financing conditions. Upon completion of the transaction, Pall will operate as a subsidiary in Danaher’s portfolio and will maintain its brand.

Larry Kingsley, Chairman and Chief Executive Officer of Pall Corporation said, "This transaction delivers substantial value to our shareholders and creates an incredible opportunity for long-term growth that will benefit all of our stakeholders. Pall is a complementary fit for Danaher, with Danaher's proven management system and strong financial position coupled with Pall's expertise, brand and channel strength in the field of filtration and separation science enabling the creation of tremendous value for the global customers of the combined company. Our employees will benefit by being associated with a world-class company that has the capability to further enhance Pall's market position."

The transaction is subject to customary closing conditions, including approval by Pall shareholders and is expected to close in calendar 2015.

The legal advisor to Pall for this transaction is Shearman & Sterling LLP. Goldman, Sachs & Co. served as the exclusive financial advisor to Pall.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Follow us on Twitter @PallCorporation or visit www.pall.com.

Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the Required Vote or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in the Company’s Annual Report on Form 10-K for the year ended July 31,2014 filed with the Securities and Exchange Commission (the “SEC”). Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The statements made herein are made as of the date of this disclosure and the Company undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED TRANSACTION. Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by the Company at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from the Company’s website, www.pall.com, under the heading “Investor Relations” or by contacting the Company’s Investor Relations at 516-801-9871 or pall_ir@pall.com.

Participants in Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC on October 31, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

Media Contact:
Pall Corporation
Jim Conenello
Director, Investor Relations & Corporate Communications
(516) 801-9871

Investor Contact:
Pall Corporation
R. Brent Jones
Interim Chief Financial Officer
(516) 801-9871